EXHIBIT 19.1
Tennessee Valley Authority
Insider Trading Policy

1. Establishment and Purpose

1.1 Establishment. The Tennessee Valley Authority (“TVA”) hereby establishes this Insider Trading Policy (“Policy”).

1.2 Purpose. The purpose of this Policy is to provide guidelines with respect to transactions in TVA Securities (as defined below) and the handling of confidential information about TVA and the companies with which TVA engages in transactions or does business. TVA’s Board of Directors has adopted this Policy to promote compliance with U.S. federal, state, and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about TVA from (1) purchasing, selling, or otherwise engaging in transactions in TVA Securities, or (2) providing material nonpublic information to other persons who may trade on the basis of that information. The prohibitions against insider trading apply to trading or otherwise transacting in TVA Securities, Tipping (as defined below), and making recommendations to engage in transactions in TVA securities by virtually any person, including all persons associated with TVA, if the information involved is material and nonpublic. In addition, the prohibitions against insider trading extend to transactions in the securities of other companies if the transactions are based on material nonpublic information gained while working for TVA.

1.3 Effective Date. This Policy is effective on November 9, 2023.

2. Definitions

2.1 “Controlled Entities” means any entity whose transactions in TVA Securities are directed by an Insider (as defined below) or are subject to an Insider’s influence and control. Transactions by Controlled Entities are subject to this Policy and are treated as if they were for the Insider’s own account.

2.2 “Family Members” means an Insider’s Family Members who reside with the Insider (including a spouse, child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, nieces, nephews, and in-laws), anyone else who lives in the Insider’s household, and any family members who do not live in the Insider’s household but whose transactions in TVA Securities are directed by the Insider or are subject to the Insider’s influence and control. Insiders are responsible for the transactions of Family Members and should make them aware of the need to confer with the Insider before they trade in TVA Securities. The Insider should treat all transactions for the purposes of this Policy and applicable securities laws as if the transactions were for the Insider’s own account.

2.3 “Insider” means all officers, directors, employees, and contractors of TVA who have access to material nonpublic information. TVA may also determine that other persons should be subject to this Policy, such as consultants who have access to material nonpublic information.

2.4 “Material Information” means any information a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could reasonably be expected to affect the value of TVA Securities, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances.

2.5 “Nonpublic Information” means information that has not been disclosed to the public. To establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Widely disseminated means that the information has been disclosed through the newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine, or news website, publication on the “Investors” portion of TVA’s website, or public disclosures in documents filed with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to TVA’s employees, or if it is available only to a select group of analysts, brokers, or institutional investors.

2.6 “Restricted Period” means any period during which the suspension of transactions involving TVA Securities is imposed under this Policy.

2.7 “Tipping” means communicating material nonpublic information to any persons who might be expected to trade while in possession of that information.

2.8 “TVA Securities” means any bonds, notes, or other securities issued by TVA. For the avoidance of doubt, TVA Securities do not include diversified investment vehicles that hold bonds, notes, or other securities issued by TVA.

3. Administration of the Policy

TVA’s General Counsel shall serve as the Compliance Officer for purposes of administering this Policy. In the General Counsel’s absence, the General Counsel may designate another officer, director, or employee to administer this Policy. All determinations and interpretations by the Compliance Officer shall be final and are not subject to further review.

4. General Prohibition on Insider Trading

No Insider (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to TVA may directly, or indirectly through Family Members or Controlled Entities:

4.1 Engage in transactions in TVA Securities, except as otherwise specified in this Policy;

4.2 Recommend that others engage in transactions in any TVA Securities;

4.3 Disclose any material nonpublic information outside of TVA to other persons, including, but not limited to, family, friends, business associates, investors, and expert consulting firms, unless any such disclosure is made in accordance with TVA’s policies regarding the protection or authorized external disclosure of information regarding TVA; or

4.4 Assist anyone engaged in the above activities.

Additionally, no Insider (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who, in the course of working for TVA, learns of material nonpublic information about another company (1) with which TVA does business, such as TVA’s customers, vendors, suppliers, and contractors, or (2) that is involved in a potential transaction or business relationship with TVA, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

5. Prohibition Against Derivative Transactions

TVA considers it inappropriate for Insiders to engage in speculative transactions in TVA Securities or in certain other transactions in TVA Securities that may lead to inadvertent violations of insider trading laws or that create a conflict of interest for the Insider. Therefore, Insiders may not engage in any of the following transactions with respect to TVA Securities:

5.1 Purchase or pledge TVA Securities on margin or as collateral to secure a loan or other obligation;

5.2 Engage in short sales (a sale of securities that the seller does not own or a sale that is completed by delivery of borrowed securities) with respect to TVA Securities; or

5.3 Enter into any derivative or similar transactions with respect to TVA Securities, such as purchases or sales of put or call options, forward transactions, swap or exchange agreements, or any similar agreements or arrangements.

In addition, from time to time, TVA may determine that other types of transactions by Insiders in TVA Securities shall be prohibited or shall be permitted only with the prior written consent of the Compliance Officer.

6. Pre-Clearance of Transactions

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of TVA Securities, all transactions in TVA Securities by Insiders must be pre-cleared by the Compliance Officer. Pre-clearance does not relieve Insiders of their responsibilities under applicable securities laws. An Insider seeking pre-clearance must:

6.1 Submit a written request for pre-clearance at least two business days in advance of the proposed transaction which includes:

6.1.1    The identity of the Insider;

6.1.2    The proposed transaction; and

6.1.3    The date of the proposed transaction.

6.2 Execute a written certification that the Insider is not aware of material nonpublic information about TVA.

The Compliance Officer shall have sole discretion to decide whether to clear any contemplated transaction. All pre-cleared transactions must be effected within seven business days of receipt of the pre-clearance unless a specific exception has been granted by the Compliance Officer. Any pre-cleared transaction that has not been effected during the seven-business day period must be pre-cleared again prior to execution, implementing the same procedure described above. Notwithstanding receipt of pre-clearance, if the pre-cleared Insider becomes aware of material nonpublic information or becomes subject to a Restricted Period before the transaction is effected, the transaction may not be completed.

7. Restricted Periods

7.1 Quarterly Restricted Periods. Insiders, their Family Members and Controlled Entities, and other persons designated by the Compliance Officer as subject to this restriction, may not conduct any transactions involving TVA Securities (other than as specified by this Policy), during the period beginning 14 days prior to the end of each fiscal quarter and ending at the completion of 3 business days following the date of the public release of TVA’s earnings results for that quarter. Accordingly, these persons may only conduct transactions in TVA Securities during the period beginning on the start of the 4th business day following the public release of TVA’s quarterly earnings and ending at the end of the 15th day prior to the close of the next fiscal quarter (each such period, a “Trading Window”).

7.2 Special Restricted Periods. In addition to Quarterly Restricted Periods, from time to time, TVA may also require that all or certain Insiders refrain from engaging in transactions involving TVA Securities for a specified period of time because of material information known to TVA and not yet disclosed to the public. In such event, such Insiders should not disclose to others the fact of such restriction.

7.3 Exceptions. The Restricted Periods do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans.

A Trading Window is a company compliance requirement and does not constitute a legal right to trade in TVA Securities. Accordingly, even during Trading Windows, persons covered by this Policy in possession of material nonpublic information may not trade in TVA Securities unless the transaction is conducted pursuant to an approved Rule 10b5-1 plan.

8. Rule 10b5-1 Plans

Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a written trading plan for transactions in TVA Securities that meets the conditions specified in Rule 10b5-1 (a “Rule 10b5-1 plan”), and that plan must be in accordance with this Policy and TVA guidelines. If the plan meets those requirements, Insiders may engage in transactions in TVA Securities pursuant to the Rule 10b5-1 plan during Restricted Periods or even if the Insider is aware of material nonpublic information at the time of such transaction.

To comply with this Policy, a Rule 10b5-1 plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1. Rule 10b5-1 plans must be entered into at a time when the person entering into the plan is not aware of material nonpublic information and not subject to a Restricted Period. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence. For directors and officers, the cooling-off period ends on the later of (i) 90 days after the adoption of the Rule 10b5-1 plan or (ii) two business days following the disclosure of TVA’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted, but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan. For persons other than officers or directors, the cooling-off period ends 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to exceptions laid out in 17 C.F.R. § 240.10b5-1(c)(1)(ii)(D)) and may enter into only one single-trade Rule 10b5-1 plan during any 12-month period (subject to exceptions laid out in 17 C.F.R. § 240.10b5-1(c)(1)(ii)(E)). Any modification or change to the amount, price, or timing of the purchase or sale of TVA Securities underlying the Rule 10b5-1 plan is a termination of such plan and adoption of a new plan.

All persons who create a Rule 10b5-1 plan must include a representation certifying that, on the date of adoption of the plan: (i) they are not aware of any material nonpublic information about TVA or TVA Securities; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan, including with respect to any modification or termination of the plan, and must notify the Compliance Officer immediately of the termination of the plan.

Any Rule 10b5-1 plan must be submitted for approval five business days prior to the entry into the Rule 10b5-1 plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 plan will be required.

TVA and TVA’s officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 plans. TVA’s officers and directors must undertake to provide any information requested by TVA regarding Rule 10b5-1 plans for the purpose of providing the required disclosures or any other disclosures that TVA deems to be appropriate under the circumstances.

9. Post-Termination Transactions

This Policy continues to apply to transactions in TVA Securities even after an individual’s service to TVA has terminated. If an individual is in possession of material nonpublic information when the individual’s service terminates, that individual may not engage in transactions in TVA Securities or disclose the information until that information has become public or is no longer material. However, the pre-clearance procedures outlined above shall cease to apply to a terminated Insider’s transactions in TVA Securities upon the expiration of any Restricted Period or other TVA-imposed trading restriction applicable at the time of the termination of service.

10. Penalties

Violations of this Policy may lead to disciplinary action by TVA up to and including termination of employment. As required by law or in its discretion, TVA shall notify the proper authorities of any violations of this Policy. Violations of this Policy may also result in civil and criminal penalties, including fines and imprisonment.

11. Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about TVA and to not engage in transactions in TVA Securities while in possession of material nonpublic information. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for complying with this Policy and ensuring that any Controlled Entities and Family Members comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of TVA, the Compliance Officer, or any other employee, officer, or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

12. Ethical Requirements

Members of the TVA Board of Directors hold themselves and each other to the highest standards of integrity, honesty, and ethical conduct. Similarly, the Board of Directors requires all TVA officers, employees, and contractors to conduct themselves with integrity and follow all ethical policies established by TVA and the federal government in their business, practices, actions, and transactions. As such, the Board of Directors hereby incorporates into this Policy the policies, requirements, laws, and regulations set out in the TVA Code of Conduct for the Members of the TVA Board of Directors, the TVA Code of Conduct, the TVA Conflict of Interest Policy, the Standards of Ethical Conduct for Employees of the Executive Branch, including 5 C.F.R. §§ 2635.101(b)(3) and (7), the general federal conflict of interest statute codified at 18 U.S.C. § 208, and § 9(a) of the STOCK Act (Pub. L. 112-105). This Policy supplements the ethical requirements for all TVA directors, officers, employees, and contractors outlined in the aforementioned policies, laws, rules, and regulations.

13. Amendment; Termination

The TVA Board of Directors may at any time amend or terminate all or any portion of this Policy and shall amend this Policy as it deems necessary to comply with applicable laws, regulations, and rules. Notwithstanding anything in this section to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by TVA contemporaneously with such amendment or termination) cause TVA to violate any applicable laws, regulations, or rules.

14. Disclosure Requirements

TVA shall file all disclosures with respect to this Policy as required by applicable SEC regulations.